Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 8, 2018, with respect to the financial statements of Autolus Limited included in the Registration Statement (Form F-1 No. 333-224720) and related Prospectus of Autolus Therapeutics plc for the registration of its American Depository Shares.

/s/ Ernst & Young LLP

Reading, United Kingdom

June 21, 2018